UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2008

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On November 14, 2008, Bioanalytical Systems Inc. (“the Company”) announced that Anthony S. Chilton, Ph.D., 52, is joining the Company as Chief Operating Officer, Scientific Services, effective December 1, 2008. Dr. Chilton will have responsibility for the scientific services provided to the Company’s customers from three U.S. and one U.K. locations.

Dr. Chilton has over 30 years of experience as a scientist and executive in leading life sciences companies in England, Canada and the United States. For the past two years, Dr. Chilton was in charge of early development programs at Atherogenics, Inc. of Alpharetta, Ga. For the two years prior to that, Dr. Chilton provided consulting and advisory services to various pharmaceutical companies. Prior to that, he was Vice President of the Biopharmaceutical Development Division of Cardinal Health Inc., which he joined through a predecessor company in 1998 that was acquired by Cardinal in 2002. Previously, Dr. Chilton spent three years with life sciences companies in Canada, prior to which he held positions in his native United Kingdom. Dr. Chilton received his bachelor’s degree in Chemistry from the University of East Anglia in 1981, and his Ph.D. in Analytical Chemistry from the University of Hertfordshire in 1993.

The Employment Agreement between the Company and Dr. Chilton (the “Employment Agreement”) becomes effective on December 1, 2008. The Employment Agreement expires on December 30, 2010, with one-year renewal terms thereafter. Under the terms of the Employment Agreement, Dr. Chilton will receive an initial annual salary of $195,000. Additionally, Dr. Chilton will receive a sign-on bonus in two installments of $5,000 each, payable on or before March 15, 2009 and July 15, 2009. In addition to reimbursement of business expenses in accordance with the Company’s standard reimbursement policies, Dr. Chilton will be entitled to reimbursement for reasonable living expenses in the Lafayette, Indiana area during the first year of his employment and reasonable travel expenses for travel to and from his residence in the Alpharetta, Georgia area up to 24 times per year (not including for Thanksgiving and Christmas holidays). Dr. Chilton is also eligible for a relocation package in his first year. He will also be eligible to participate in Company bonus plans and in other employee benefit plans which are generally made available to Company employees. The Employment Agreement includes confidentiality and nondisclosure provisions relating to confidential and proprietary information of the Company. Dr. Chilton also agrees not to solicit customers or employees of the Company during, and for a period of two years following termination of, his employment.

Dr. Chilton may resign at any time upon 90 days’ written notice, and the Company may terminate Dr. Chilton's employment without cause, as defined in the Employment Agreement, at any time upon 90 days’ written notice. If Dr. Chilton resigns for "good reason," as defined in the Employment Agreement, or if his employment is terminated by the Company without cause, in addition to the payment of any accrued vacation pay, he will be entitled to continue to receive his then-current base salary for the 90-day notice period and for an additional 12 months following termination of employment, provided that the salary continuation following termination of employment will cease if Dr. Chilton becomes employed by a company that conducts laboratory experiments and research on behalf of other businesses. The Company may terminate the Employment Agreement at any time for cause as defined therein.

If, following any change in control of the Company (as defined in the Employment Agreement), Dr. Chilton (a) is terminated by the Company due to (i) the elimination or diminution of Dr. Chilton’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six month period immediately preceding the change in control, or (ii) a change in location requiring Dr. Chilton’s services to be performed at a location other than the location where Dr. Chilton was employed immediately preceding the change in control, other than any office which is the headquarters of the Company and is less than 35 miles from such location, or (b) resigns within one year of the change in control, then Dr. Chilton is entitled to receive payments equal to two years’ annual salary.

In connection with the Employment Agreement, the Company has agreed to grant Dr. Chilton incentive options to purchase 30,000 common shares of the Company under the Company's 2008 Employee Incentive Stock Option Plan at the per-share market price at the close of business on the last trading day prior to the date  Dr. Chilton commences employment with the Company. The option grants are contingent upon Dr. Chilton commencing employment with the Company.

The descriptions of the Employment Agreement described herein are qualified in the entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Edward M. Chait, Ph.D., has resigned from his position as Chief Business Officer of the Company, effective November 7, 2008.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

10.1 Employment Agreement between Anthony Chilton, Ph.D., and Bioanalytical Systems, Inc., effective December 1, 2008.

99.1 Bioanalytical Systems, Inc. press release, issued November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: November 14, 2008	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index
Exhibit No.	Description

10.1	Employment Agreement between Anthony Chilton, Ph.D., and Bioanalytical Systems, Inc., effective December 1, 2008.

99.1	Bioanalytical Systems, Inc. press release, issued November 14, 2008.